EXHIBIT 10.1

Summary of amendments to the Hudson Highland Group, Inc. 2007 Incentive Compensation Program

The following is a summary of the amendments to the Hudson Highland Group, Inc. (the “Company”) 2007 Incentive Compensation Program.

Previous formula for calculating performance bonuses:

•	Achievement of a single corporate earnings before income tax (“EBIT”) target measured in both dollars and as a percentage of revenue is required to earn a 100% payout and achievement of a single corporate EBIT threshold measured in both dollars and as a percentage of revenue is required to earn a 50% payout.

New formula for calculating performance bonuses:

•	With respect to performance bonuses for Jon F. Chait, the Company’s Chief Executive Officer, and Mary Jane Raymond, the Company’s Chief Financial Officer, there has been no modification to the previous formula.

•	With respect to performance bonuses for executive officers and corporate staff of the Company other than Mr. Chait and Ms. Raymond, the bonus will be earned by tranche based on dollars of EBIT and EBIT as a percentage of revenue results by region, with a tranche also for corporate performance, as follows:

°	21% on North America’s EBIT target and threshold
°	21% on Europe’s EBIT target and threshold
°	21% on Australia/New Zealand’s EBIT target and threshold
°	7% on Asia’s EBIT target and threshold
°	30% on Corporate EBIT target and threshold

A slightly modified formula will apply to the other corporate staff members.